Prospectus Supplement No. 14                Filed pursuant to Rule 424(b)(3)
to Prospectus dated March 6, 2000           Registration No. 333-31354


                                 ALKERMES, INC.

          $250,000,000 3 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2007
                        3,690,036 SHARES OF COMMON STOCK


     This prospectus supplement supplements the information contained in the prospectus of Alkermes, Inc. dated March 6, 2000, as supplemented by Prospectus Supplement No. 1 dated March 10, 2000, Prospectus Supplement No. 2, dated March 17, 2000, Prospectus Supplement No. 3 dated March 24, 2000, Prospectus Supplement No. 4 dated April 5, 2000, Prospectus Supplement No. 5 dated April 13, 2000, Prospectus Supplement No. 6 dated April 21, 2000, Prospectus Supplement No. 7 dated May 4, 2000, Prospectus Supplement No. 8 dated May 30, 2000, Prospectus Supplement No. 9 dated June 21, 2000, Prospectus Supplement
No. 10 dated July 13, 2000, Prospectus Supplement No. 11 dated July 25, 2000, Prospectus Supplement No. 12 dated August 14, 2000 and Prospectus Supplement No. 13 dated November 7, 2000, relating to the potential resale from time to time of the 3 3/4% Convertible Subordinated Notes due 2007 of Alkermes and the resale of shares of common stock of Alkermes issuable upon conversion of the notes. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

     The following table supplements the information set forth in the prospectus under the caption "Selling Securityholders" with respect to the selling securityholders and the respective principal amount of notes which are beneficially owned and may be sold by each selling securityholder, and the number of shares of common stock that may be sold by the selling securityholders pursuant to this prospectus, as amended or supplemented:

                                                          Number of Share of
                                                         Common Stock Issued
                                   Principal Amount of  Upon Conversion of the
                                    Notes Beneficially    Notes that May be
Name of Selling Securityholder(1)   Owned and Offered         Offered(2)

McMAHAN SECURITIES CO. L.P.             $100,000                1,476


-----------
(1) The information set forth herein is as of December 7, 2000 and will be updated as required.
(2) Assumes conversion of the full principal amount of the notes held by such holder at the initial conversion price of $67.75 per share of common stock. This prospectus supplement reflects the impact of the two-for-one split of Alkermes' common stock effective April 28, 2000 on the shares of common stock issuable upon conversion of the notes.


           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 8, 2000